Exhibit 4

TRANSFER RESTRICTION AGREEMENT

This TRANSFER RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2003, by and between Palm, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder and/or optionholder of the Company (the “Stockholder”) of Handspring, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on Schedule A.

WHEREAS, concurrently with the execution of this Agreement, Parent, Peace Separation Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent, Harmony Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Company Merger”) and all outstanding capital stock of the Company will be converted into the right to receive common stock of Parent, as set forth in the Merger Agreement; and

WHEREAS, in consideration of the execution of the Merger Agreement by Parent, the Stockholder has agreed to certain restrictions on Transfer (as defined below) with respect to the Shares (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Certain Definitions.    For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)    “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms or (ii) such date and time as the Company Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(b)    “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder and such other shares of capital stock of the Company over which the Stockholder has voting power as of the date of this Agreement as indicated on Schedule A, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(c)    Transfer.    A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein (including any voting interest), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

2.    Transfer of Shares.

(a)    Transferee of Shares to be Bound by this Agreement.    The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares without the prior written consent of Parent, provided that, notwithstanding the foregoing, the Stockholder shall not be restricted from effecting a Transfer of any Shares (i) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder and/or any member of the Stockholder’s immediate family provided that each such transferee shall have (a) executed a counterpart of this Agreement and (b) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement, or (ii) if the Stockholder is a venture capital limited liability corporation or partnership, in a transaction involving the distribution without consideration of all or any portion of the Shares to its constituent partners, retired partners, affiliated funds, members or retired members in proportion to their ownership interests in such venture capital limited liability corporation or partnership. For purposes of this Agreement, “immediate family” means Stockholder’s spouse, parents, siblings, children or grandchildren.

(b)    Transfer of Voting Rights.    The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares (other than to Parent or Parent’s express designee), or enter into any voting agreement or similar arrangement or commitment with respect to any of the Shares. Stockholder hereby revokes any proxy previously given with respect to any of the Shares.

3.    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a)    the Stockholder is (and will be, except with respect to any Shares that are Transferred pursuant to Section 2(a)), the beneficial owner of the Shares, with full and sole power to vote or direct the voting of all of the Shares, without restriction, for and on behalf of all beneficial owners of the Shares;

(b)    the Shares are (and will be, unless Transferred pursuant to Section 2(a)), free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature;

(c)    the Stockholder does not (and will not) beneficially own any securities of the Company other than the Shares;

(d)    the Stockholder has, with respect to all of the Shares (and will have, except with respect to any Shares that are Transferred pursuant to Section 2(a)), legal capacity and all requisite power and authority to make, enter into and perform the terms of this Agreement;

(e)    this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms;

(f)    the execution and delivery of this Agreement by Stockholder do not, and the consummation of the transactions contemplated hereby will not, conflict with or violate any material Legal Requirement or Permit applicable to the Stockholder or result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Stockholder’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract applicable to the Shares, or result in the creation of a Lien on any of the Shares; and

(g)    except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.

4.    Legending of Shares.    If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement. Subject to the terms of Section 2, and except in the case of a Transfer of Shares in accordance with Section 2(a)(ii), the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

5.    Miscellaneous.

(a)    Waiver.    No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto. The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

(b)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to a Stockholder to the address set forth on the respective signature page of this Agreement;

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attn:    Dennis R. DeBroeck

            Douglas N. Cogen

            Lynda M. Twomey

Telephone: (650) 988-8500

Telecopy: (650) 938-5200

(ii)    if to Parent to:

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention:    General Counsel

Telephone No.: (408) 503-7000

Telecopy No.: (408) 503-2750

with copies to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention:    Larry W. Sonsini

                    Katharine A. Martin

                    Martin W. Korman

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

(c)    Interpretation. When reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e)    Entire Agreement.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(h)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)    Binding Effect; Assignment.    Stockholder may not assign either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of Parent. Any purported assignment in violation of this Section 10(j) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k)    Waiver of Jury Trial.    EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PALM, INC.

By:

Name:

Title:

STOCKHOLDER:
Signature
Name
Address
Address

****TRANSFER RESTRICTION AGREEMENT****

Schedule A

Stockholder	Number of Company Shares Owned	Number of Company Options and Warrants Owned

Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners, II, L.P. Benchmark Founders’ Fund II, L.P. Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P.	4,533,214	0

L. John Doerr	214,312	11,250

Bruce W. Dunlevie	369,836	11,250

William E. Kennard	0	48,750

Mitchell E. Kertzman	0	48,750

Kleiner Perkins Caufield & Byers VIII, L.P.	13,848,663	0

KPCB Information Sciences Zaibatsu Fund II, L.P.	15,670	0

KPCB VIII Founders Fund, L.P.	802,185	0